EXHIBIT 10.3
                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), is made effective as of August 29, 2000, by and between UMDN, Inc. ("Union Members Discount Network"), and Starla Keith.

1. EMPLOYMENT. UMDN. Inc. shall employ Starla Keith as a senior executive officer with those rights, powers and authorities generally associated with the position of chief financial officer. Starla Keith accepts and agrees to such employment, subject to the general advice and direction of the Board of Directors. Starla Keith agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of his services hereunder. Ms. Keith shall also perform such other duties as are customarily performed by an employee in a similar position.

2. COMPENSATION. As compensation for the services provided by under this Agreement, UMDN, Inc. will pay Starla Keith a monthly salary of $10,000.00 payable in accordance with the company's usual payroll procedures.

3. EXPENSE REIMBURSEMENT. UMDN, Inc. will reimburse Starla Keith for "out-of-pocket" expenses incurred by him, in accordance with the company's policies in effect from time to time.

4. BENEFITS. Starla Keith shall be entitled to employment benefits, including Insurance and Profit Sharing as provided by UMDN's policies in effect from time to time.

5. CONFIDENTIALITY. UMDN, Inc. recognizes that Starla Keith has and will have information regarding matters such as trade secrets, customer lists, product design, and other vital information (collectively, "Information"), which are valuable, special, and unique assets of UMDN, Inc. Starla Keith agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the company. Ms. Keith will protect the Information and treat it as strictly confidential. A violation by Starla Keith of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

6. TERM/TERMINATION. Starla Keith's employment under this Agreement shall be for the period of five (5) years. This Agreement may be terminated by the mutual agreement of Starla Keith and the Union Members Discount Network and evidenced by written notice. Union Members Discount Network may not terminate this Agreement unilaterally except for cause. If Union Members Discount Network terminates this Agreement for cause, it shall do so by providing written notice to Ms. Keith. For purposes of this Agreement, "cause" means:


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(A)      Ms. Keith's  conviction of a felony  involving  moral  turpitude  under federal or state law;

(B) Ms. Keith's failure to perform (other than as a result of Ms. Keith's being disabled), in any material respect, any of his duties or obligations under or in accordance with this Agreement and either (i) Ms. Keith fails to cure such failure within thirty business days following receipt of notice from Union Members Discount Network or (ii) if such failure by its nature cannot be cured within such thirty business day period, Ms. Keith fails to commence to cure such failure within such thirty business day period.

(C) Ms. Keith commits any dishonest, malicious or grossly negligent act which is materially detrimental to the business or reputation of Union Members Discount Network, provided, however, Union Members Discount Network shall give Ms. Keith written notice of the reason for the termination.

         Notwithstanding the foregoing, Ms. Keith may, within thirty business days following delivery of the notice of termination referred to in the preceding paragraph, by written notice to the Board of Directors of Union Members Discount Network, cause the matter of the termination of his employment by Union Members Discount Network to be discussed at the next regularly scheduled meeting of the Board of Directors or at a special meeting of the Board of Directors requested by a majority of the members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries. Ms. Keith shall be entitled to be present and to be represented by counsel at such meeting which shall be conducted according to a procedure deemed equitable by a majority of the directors present. If, at such meeting, it shall be determined that the employment of Ms. Keith has been terminated without proper cause, the provisions of this Agreement shall be reinstated with the same force and effect as if the notice of termination had not been given; and Ms. Keith shall be entitled to receive the compensation and other benefits provided herein for the period from the date of the delivery of the notice of termination through the date of such reinstatement

7. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. Amendments to this Agreement must be made in writing and signed by both parties to be binding on either party.


EMPLOYER:

UMDN, Inc.


By:        /s/
           ---------------------------
              President / CEO



EMPLOYEE:  /s/
           ---------------------------